Exhibit 99.1

PRESS RELEASE OF MATRIXX INITIATIVES, INC.

Matrixx Initiatives, Inc. Reports Second Quarter 2004 Results

Net Sales are up over 37 percent Year-to-Date

PHOENIX, July 26, 2004; Matrixx Initiatives, Inc. (Nasdaq: MTXX), developer and distributor of the expanding line of Zicam® products, today announced financial results for the second quarter and the six-month period ended June 30, 2004. For the second quarter, revenue increased 13 percent to approximately $3.4 million compared to approximately $3.0 million in the comparable quarter of 2003. The Company reported a net loss for the second quarter of $(989,000), or $(0.10) per share, compared to a net loss of $(567,000), or $(0.06) per share, in last year’s second quarter. The increase in net loss for the second quarter was primarily due to higher legal expense. Historically, the second quarter is the Company’s weakest due to the seasonal nature of cough and cold products and generally accounts for less than 10 percent of total annual sales.

For the first half of 2004, revenues increased to $16.3 million, or 37 percent above net sales for the first half of 2003 of $11.9 million. Despite the greater second quarter loss, the year to date net loss improved from $(.05) per share in 2003 to $(.04) per share in 2004.

Carl Johnson, President and Chief Executive Officer, stated, “We are pleased with the operating results for the first half of 2004 and the continuing growth of the Zicam brand, despite higher legal expense and the early end to the last cold season. For the 12 weeks ended June 13, retail consumption (three-outlet syndicated scanner data; excluding Wal-Mart) of the Zicam brand was up approximately 7% while the total cough/cold category was down 3% compared to the prior year.”

Mr. Johnson continued, “During the second quarter the Company focused on expanding the Zicam brand. Marketing, promotional, and advertising campaigns for the upcoming cough/cold season were developed and implemented, and commitments were secured from customers for the addition of the new Zicam Cough Mist™ line of products. Acceptance by retailers of the new Zicam Cough Mist has been very strong. Currently, we expect that the Company’s top retail accounts will add, on average, 4 of the 6 new Zicam Cough Mist products. We are pleased to announce that shipments of the new Zicam Cough Mist products began last week. With the addition of the Zicam Cough Mist products, the number of Zicam products in distribution among the Company’s top retail accounts is expected to increase almost 60% for the upcoming cough/cold season, to an average of approximately 11 Zicam products compared to 7 products last year.”

“With the expected increase in sales from the Zicam Cough Mist products, and subject to a number of other assumptions including the intensity and timing of this year’s cold season and no additional adverse publicity, we continue to believe we will achieve our previous guidance of a 30% increase in revenue and net income for 2004 compared to 2003.” For the full year 2003 the Company recorded $43.5 million in sales and $0.35 in earnings per share.

According to William Hemelt, Executive Vice President and Chief Financial Officer, “Gross margin increased to 68% during the second quarter, compared to 62% in 2003. This reflects the continuing phase-out of our old style, lower margin swab, and an increase in sales of our Allergy Relief and Extreme Congestion Relief products which enjoy higher gross margins. Additionally, during the second quarter we increased our inventory level to meet expected customer demand in the upcoming cough/cold season. Despite ongoing higher legal expense, we have not changed our earnings guidance, and we continue to expect to achieve a 30% increase in net income compared to 2003, subject to the assumptions described above.”

Second Quarter 2004 Consolidated Financial Results

	2004	2003	2004	2003
($000s)	2nd Qtr	2nd Qtr	YTD	YTD
Net Sales	$3,392	$2,994	$16,324	$11,896
Cost of Sales	1,072	1,145	5,171	3,795

Gross Profit	2,320	1,849	11,153	8,101
Operating Expenses	3,472	2,172	10,888	7,864
Research and Development	521	596	992	907

Income from Operations	(1,673)	(919)	(727)	(670)
Total Other Income (expense)	28	(29)	74	(78)

Net Income (Loss) Before Tax	(1,644)	(948)	(653)	(748)
Income Tax Expense	(655)	(381)	(260)	(298)

Net Income	($989)	($567)	($393)	($450)

Net Income per Diluted Share	($0.10)	($0.06)	($0.04)	($0.05)
Average Shares Outstanding (mil)	9.5	9.4	9.5	9.4

Selected Balance Sheet Information

($000s)	June 30, 2004	December 31, 2003	June 30, 2003
Cash and Marketable Securities	$4,502	$10,683	$8,755
Accounts Receivable — Trade	$1,841	$11,472	$866
Inventory	$7,710	$3,268	$3,216
Restricted Cash	$5,014	$0	$0
Total Assets	$44,994	$50,077	$39,890
Current Liabilities	$6,361	$11,287	$5,300
Working Capital	$12,483	$17,580	$9,612
Total Debt	$0	$0	$2,677
Shareholders’ equity	$38,633	$38,790	$34,590

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables; Zicam Cold Remedy Oral Mist; and Zicam Cold Remedy RapidMelts; Zicam Allergy Relief; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additionally, in July 2004 Matrixx began distributing six new Cough Mist products for the 2004-2005 cough/cold season. For more information regarding Matrixx products, go to www.zicam.com . To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8881, bbarba@matrixxinc.com. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “generally,” and other similar statements of expectation identify forward-looking statements and include statements: (i) that the second quarter generally represents less than 10 percent of total annual sales; (ii) expectations that the Company’s top retail accounts will add approximately 4 of the new Cough Mist products; (iii) the number of Zicam products in distribution among the Company’s top retail accounts is expected to increase almost 60% for the upcoming cough/cold season, to an average of 11 Zicam products; (iv) our belief that we will achieve our previous guidance of a 30% increase in revenue and net income for 2004 compared to 2003; and (v) our expectations that despite ongoing higher legal expense, we have not changed our earnings guidance, and we continue to expect to achieve a 30% increase in net income compared to 2003, subject to the assumptions described above. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, and the possibility that expenses may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2004, pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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